NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENTS TO ACQUIRE 191 UNITS AND SELL 70 UNITS TO PIZZA HUT, INC.

Net Acquisition represents a 12% increase in NPC operated Pizza Hut units

OVERLAND PARK, KANSAS, (NOVEMBER 6, 2008) - Consistent with NPC International, Inc.’s objective to continue growth in the Pizza Hut system, NPC announced today that it had entered into two agreements with Pizza Hut, Inc. (PHI):

(i)       an Asset Purchase Agreement (APA) pursuant to which NPC has agreed to purchase from PHI 89 Pizza Hut units for $26.4 million in cash.

(ii)       an Asset Purchase and Sale Agreement (PSA) pursuant to which PHI has agreed to purchase from NPC 70 Pizza Hut units for $19.6 million in cash and NPC has agreed to purchase from PHI for cash 102 Pizza Hut units for $26.5 million.

The units being sold by PHI include 41 fee-owned locations. NPC will acquire one of these properties included in the APA and lease 40 of them from PHI. The units being sold by NPC include 2 fee owned locations that will be leased to PHI. These acquisitions by NPC will be funded with proceeds from the sale of Pizza Hut units to PHI, borrowings on NPC’s $75.0 million revolving credit facility and available cash reserves.

The units to be acquired pursuant to the APA are located in and around Tampa, Florida (82) and rural Cedar Rapids, Iowa (7) and are comprised of 46 delivery/carry-out units and 43 dine-in restaurants. According to information provided to NPC, 86 of the units to be acquired by NPC generated $79.1 million in net product sales during the 52 weeks ended September 2008; the remaining 3 units to be acquired were recently constructed or are currently under construction and not included in the net product sales total. NPC expects the closing to occur in December 2008 and it is subject to obtaining applicable government approvals and other customary approvals. In addition, the closing of the APA is subject to NPC obtaining financing on terms that are acceptable to NPC while maintaining adequate liquidity as determined by the Company in its discretion.

The units to be acquired pursuant to the PSA are located in and around Kansas City, Missouri (52) and North Atlanta, Georgia (50) and are comprised of 70 delivery/carry-out units and 32 dine-in restaurants. According to information provided to NPC, 99 of the units to be acquired by NPC generated $94.3 million in net product sales during the 52 weeks ended September 2008; the remaining 3 units to be acquired were recently constructed or are currently under construction and not included in the net product sales total.

The units to be sold pursuant to the PSA are located in and around Jackson, Mississippi (27), Spokane, Washington (20), Savannah, Georgia (20) and rural Jacksonville, Florida (3) and are comprised of 20 delivery/carry-out units and 50 dine-in restaurants. Sixty-eight of the units to be sold by NPC generated $54.4 million in net product sales during the 52 weeks ended September 2008; the remaining 2 units to be sold were recently constructed or are currently under construction and not included in the net product sales total. The sale of stores by NPC is expected to result in a material non-cash loss for NPC due to the anticipated write-down of intangible assets including franchise rights and goodwill relating to the sold stores. NPC currently estimates that the amount of the pre-tax charge will range from $29 million to $32 million. The final charge will be determined following the completion of certain asset valuations, and the amount is subject to change based upon completion of the process. The final charge will be determined and recorded in the fourth quarter of fiscal 2008.

NPC expects the closing for the PSA to occur in December 2008 as well. Consummation of this transaction is subject to obtaining applicable government approvals and other customary approvals.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “This unique transaction demonstrates the strength and depth of our relationship with PHI as well as both parties’ ability and willingness to work with each other. This transaction is truly a win-win as it meets the strategic objectives of both companies. Specifically, from NPC’s perspective it positions us to expand our operations into contiguous growth markets that we covet and will improve our credit statistics.

The net effect of these transactions will increase our operations to almost 1,100 Pizza Hut units or 18% of the entire domestic Pizza Hut system. We are strong believers in the Pizza Hut brand and believe that now is an excellent time to increase our investment in the brand while maintaining the requisite financial flexibility to navigate these not so ordinary times.”

“NPC International is our largest franchisee partner operating top-notch Pizza Hut restaurants across the country”, said Scott Bergren, President and Chief Concepts Officer of Pizza Hut, Inc. “We are delighted that NPC continues to invest in the brand by expanding their store base.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 978 Pizza Hut restaurants and delivery/carry-out units in 27 states.

7300 W 129th St,

Overland Park, KS 66213

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